NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 07, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 24, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Following the completion of the Reorganization between Ajax I and Capri Listco which became effective on August 24, 2021, each Units (AJAX U), Class A Ordinary Shares (AJAX) and Warrants (AJAX WS) of Ajax I will be cancelled in exchange for one new Capri Listco Units (AJAX U), Class A Ordinary Shares (AJAX), and Warrants (AJAX WS), respectively. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 25, 2021.